EXHIBIT 99
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RECKSON ASSOCIATES REALTY  CORP. (NYSE:   RA) announced  that it has  entered
into a contract to invest $150 million and acquire a controlling interest in the Morris Companies, one of New Jersey's largest developers of "big box"
industrial space.   This investment marks Reckson's entrance into the area of
"big box" distribution facilities.

Reckson will initially invest approximately $87 million for a 68% interest in the Morris Companies, which will be reorganized and renamed Reckson/Morris Industrial ("Reckson/Morris"). Additional investments will be made as required to finance Reckson/Morris's future growth. Substantially all of the proceeds from Reckson's initial investment will be utilized to repay outstanding mortgage debt encumbering the portfolio. Closing of the transaction is anticipated to occur by the end of the year. Reckson anticipates an initial net operating income yield of 10%.

The Morris Companies' portfolio consists of 23 industrial properties, including two projects under development comprising approximately four million square feet, and contracts or options to acquire approximately 365 acres of developable land. The portfolio is located throughout Northern and Central New Jersey and has a weighted average age of less than 10 years and average ceiling heights of approximately 30 feet.

Reckson/Morris will be formed as a private real estate investment trust, utilizing the "downreit" structure, with Reckson controlling a majority of the board of directors. For accounting purposes Reckson will consolidate the portfolio of properties into its financial statements.

The Morris Companies, headquartered in Secaucus, New Jersey, is currently owned by Robert Morris, Chief Executive Officer and Joseph Morris, President, who together founded the company over 25 years ago. The Morris Companies have earned a reputation as one of New Jersey's largest and most respected developers and operators of "big box" industrial space, having developed over 15 million square feet since the company's inception for such national and regional tenants as Coca Cola, Barnes & Noble and Canon.

Commenting on the transaction, Donald Rechler, the Chairman of Reckson, stated, "After many years of admiring the success of the Morris's approach to the business, we feel very fortunate to join with them in taking their company to the next level. We have tremendous confidence that the combination of the Morris and Reckson management teams will successfully source and capitalize on many unique opportunities to create value."

Reckson/Morris will be formed with a conservative capital structure having an initial debt ratio of less than 12%, positioning it to pursue an aggressive growth strategy. In New Jersey, Reckson/Morris will target consolidation opportunities within the (one billion) square foot industrial market, develop "big box" build to suits and source, redevelop and reposition underperforming industrial properties. In addition, Reckson/Morris will also seek to establish a platform for growth by acquiring and integrating "big box" developers with entrepreneurial management teams in selected markets.

Reckson/Morris plans to capitalize on the Morris Companies' reputations and existing relationships with regional and national tenants in order to grow the company. "Our vision is to create an infrastructure where local developers who share similar reputations and operating philosophies merge to capitalize on each other's tenant relationships in each of their respective markets, increasing the company's national tenant base while offering tenants the benefits of local expertise," commented Scott Rechler, Reckson's President.

Mr. Rechler continued, "We believe that the private REIT structure will provide us with a competitive advantage in connection with prospective acquisitions as it offers the same tax advantages as publicly-traded REITs.

Furthermore, this structure offers local developers the opportunity to diversify their property holdings, take advantage of the Reckson/Morris management and infrastructure and participate during the early stages of growing a well capitalized industrial REIT."

Joseph Morris, President of the Morris Companies, stated, "We are extremely excited about the opportunity to align ourselves with a partner that has the proven expertise and vision of Reckson." "In particular," added Robert Morris, Chief Executive Officer of the Morris Companies, "Reckson has proven its ability to identify, integrate and align entrepreneurial management teams toward executing a unified business plan."

Reckson Associates Realty Corp. is a self-administered  and self-managed real
estate  investment  trust  (REIT)   specializing  in  acquisition,   leasing,
financing, management and development of office and industrial properties.

Reckson's core growth strategy is focused on the suburban market within the 50-mile radius surrounding New York City. Since the completion of its initial public offering in May 1995, Reckson has acquired or contracted to acquire approximately $730 million of properties comprising approximately
13.0 million square feet of space.

Reckson is one of the largest publicly-traded owners and managers of Class A suburban office and industrial properties in the New York "Tri-State" area, with 172 properties comprised of approximately 17.5 million square feet either owned, directly or indirectly, or under contract.